Exhibit 10.8

[Avon Products, Inc. Letterhead]

Personal & Confidential

September 13, 2012

John P. Higson
Senior Vice President and President, Europe, Middle East and Africa
Avon – Germany

Dear John:

This letter confirms our mutual understanding of the terms and conditions applying to your assignment in the United Kingdom as Senior Vice President and President, Europe, Middle East and Africa, reporting to Sheri S. McCoy, Chief Executive Officer. Your assignment in the United Kingdom is contingent upon our mutual understanding of the performance objectives which are subject to change at Avon’s discretion, timely local regulatory permission being obtained for you to work in the United Kingdom (if applicable) and your acceptance of the terms and conditions of this letter.

The conditions of this letter are in accordance with and subject to the policies set forth in the International Assignment Handbook, those policies being incorporated herein by this reference. This letter summarizes key points and conditions associated with your assignment. In terms of this specific assignment, local conditions and guidelines applicable to Avon expatriates in the UK will also govern you. Please note also that certain aspects of your compensation package are subject to U.S. Internal Revenue Code Section 409A (“409A”) and regulations issued there under, which set forth specific requirements for the timing of certain reimbursements and payments (including maximum time periods to make such reimbursements and payments) in order that you may minimize additional U.S. taxes on these amounts. Except as otherwise provided in this letter, in order to receive an allowance, assignment-related bonus or expense reimbursement, you must be employed by Avon at the time the allowance or assignment-related bonus is paid or at the time the expense that is reimbursed is incurred.

The date of this assignment is on or about September 1, 2012 and is scheduled to be 2 years in duration. The assignment may be less than 2 years subject to the discretion of Avon senior management.

TOTAL COMPENSATION

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Base Salary. With the commencement of your assignment in the United Kingdom, your annual base salary will remain at EUR 385,000. Your next salary review is scheduled for April 1, 2013. Your salary will continue to be based on home country internal and external competitive rates.

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Management Incentive Plan. Your target award will remain at 70 % of your base salary. Effective July 1, 2012, your MIP will be based on the achievement of EMEA’s pre-set MIP goals. Prior to July 1, 2012, your MIP will be based on the achievement of Global pre-set MIP goals, subject to the approval of the 2012 Plan.

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Long Term Incentives. You will continue to be eligible to participate in the Long Term Incentive programs available to Senior Vice Presidents. Currently, this includes performance-based restricted stock units granted under the 2010 Stock Incentive Plan and performance cash under the Avon Products, Inc. Long Term Incentive Cash Plan.

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Total Compensation. Your total compensation is your current performance-based compensation. This includes your annual salary, your Management Incentive Plan awards, your Long Term Incentive Plan awards and any other bonuses or performance-related incentives received during this assignment. Once the amount is determined, a hypothetical tax will be applied and you will be paid the net amount.

______________________________________________________________________________

Avon Products, Inc. 1345 Avenue of the Americas, New York, NY 10105, 212-282-5000

Initial ______

John P. Higson	Page 2 of 5	9/13/2012

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Employee Benefits. During the term of your assignment in the United Kingdom, your benefit coverage will continue as though you were working for Avon-Germany. This includes medical coverage and any pension coverage. Since your German medical plan does not provide coverage outside of Germany, you will be provided with medical coverage for the United Kingdom. Details will be provided under separate cover. The Avon-Germany payroll department will continue to handle any payroll deductions required for social security taxes, other mandated contributions and contributions to the Avon-sponsored benefit plans in Germany.

Overseas Compensation

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Tax Equalization Adjustments. Under the terms of the International Assignment Policy, your tax liability while on assignment in the UK will be approximately the amount that would be payable if you were working and living in Germany. In order to equalize the tax obligation of your foreign service, a hypothetical German income tax is computed and deducted from your total salary. A tax equalization calculation/reconciliation will be prepared at the end of each calendar year to determine if the appropriate German taxes were withheld on your total compensation during your foreign service through your hypothetical income tax deductions.

In the event that you do not break tax residency in Germany, you will remain on actual tax withholding and a hypothetical tax will not be implemented. However, the tax equalization process will still continue.

Ernst & Young LLP will be completing your income tax returns while you are on foreign assignment. It is therefore imperative that you make contact with them to ensure that all necessary information is being compiled and that the tax process is in place to file your tax returns on a timely basis. Please contact [Name] of E&Y-Germany. Contact information is as follows:

Telephone:              [Telephone Number]
Email:             [Email Address]

You should also contact [Name] of E&Y-UK regarding your UK country returns. Contact information is as follows:

Telephone:             [Telephone Number]
Email:             [Email Address]

[Name], a Senior Consultant at Ernst & Young (E&Y) in the United States, is responsible for the day-to-day coordination of tax issues regarding Avon’s worldwide expatriates. She may be reached at [Telephone Number] or via email at [Email Address]. [Name], a tax partner at Ernst & Young (E&Y) in New York, is responsible for Avon’s worldwide expatriate tax work.

In the event of severance, tax treatment of any payments made to you will be reviewed and income tax withholding adjusted accordingly, if necessary.

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Hypothetical Tax. As stated above, a hypothetical German tax will be deducted from your total compensation when it is paid to you. As stated, total compensation includes base salary, Management Incentive Plan, and any other bonuses or performance-related incentives received during your assignment.

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Social Security. The hypothetical tax deduction does not cover your home country social security obligation. The Avon-Germany payroll department should continue to handle this deduction while you are on assignment in the UK. You will not be responsible for any UK social taxes incurred while on assignment. These taxes will be paid on your behalf by the Avon-UK office.

______________________________________________________________________________

Avon Products, Inc. 1345 Avenue of the Americas, New York, NY 10105, 212-282-5000

Initial ______

John P. Higson	Page 3 of 5	9/13/2012

Allowances

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Host Country Housing Allowance. You will be provided with a fully furnished and equipped accommodation at company expense. The accommodation will be according to company standards with a cost limit of GBP 3,500 to GBP 4,000 per month for a two bedroom apartment; if a suitable two bedroom apartment is not available in the Windsor area then the budget will be GBP 4,000 to GBP 4,500 for a three bedroom apartment. Final housing will be approved by your direct Line Manager and if above the established cost limit, will require the approval of Global Mobility in New York. Avon will be assuming the full cost of your rent and reasonable utilities excluding telephone, internet, and cable charges. You will be reimbursed for council tax charges.

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Per Diem Allowance. You will be provided with an allowance of GBP 37 (EUR 47) for every 24 hour period you spend in the United Kingdom. This amount is intended to cover reasonable daily miscellaneous expenses such as meals, incidentals, entertainment, etc. The amount of the Per Diem allowance will be paid to you net of taxes via WRRI.

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Miscellaneous Relocation Allowance. You will receive a relocation allowance equivalent to USD 1,000 when you relocate upon your acceptance of this assignment. This allowance is intended to cover expenses such as, but not limited to, purchase of transformers, additional luggage, minor appliances, etc. The relocation allowance will be paid to you free of taxes.

FOREIGN SERVICE EMPLOYEE ASSISTANCE PROGRAMS

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Shipment/Storage of Effects. You will be reimbursed for the cost of shipping limited household and personal effects from the US to the UK. Please contact [Name], Senior Assignment Counselor of WRRI to initiate your household goods shipment.

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Business Travel Plan. You are covered under the Company’s business travel plan through Travel Guard should such a situation arise. Some of the services that Travel Guard provides during a business trip include physician/hospital/dental/vision referrals, emergency prescription replacement, in-patient and out-patient medical case management, and emergency medical evacuation transportation assistance. To contact Travel Guard, call toll-free +1-877-244-6871 (International Collect: +1-715-346-0859) and reference Avon's Group Name and Policy Number: [Group Name and Policy Number]. Please keep this information with you when you travel. You can also access the Travel Guard website, www.chartisinsurance.com/travelguardassistance to find travel resources and a complete list of recommended healthcare providers in various locations throughout the world.

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Host Country Transportation. Avon will provide a car, transportation allowance or other means of transportation based on Avon United Kingdom guidelines. Should you choose to continue to participate in the Avon-Germany car program, no transportation assistance will be provided in the United Kingdom.

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Trips Home. You will be eligible for return trips home not to exceed US$ 10,000 annually (per twelve (12) month period from your assignment start date); any amount above this requires the approval of Global Mobility in New York. Travel will be in accordance with Avon-UK travel policy. Unused trips will not be carried over from one year to the next. The cost of transportation (i.e. taxi/car service) from/to the airport will be reimbursed to you. You should submit these expenses to WRRI for reimbursement as detailed in the Expense Reimbursements section below. No other travel expenses will be covered.

Only trips directly to/from the UK are considered return trips home as well as any trips for your wife to join you in the UK. Reimbursement for business trips should be handled as a business expense.

______________________________________________________________________________

Avon Products, Inc. 1345 Avenue of the Americas, New York, NY 10105, 212-282-5000

Initial ______

John P. Higson	Page 4 of 5	9/13/2012

•	Vacation. You will be entitled to the same annual vacation as in Germany, but will adopt the public holidays of the United Kingdom.

•
Expense Reimbursements. All assignment related expenses should be submitted for reimbursement to WRRI. Your contact at WRRI for expense management is [Name], Senior Assignment Counselor, and she can be reached at:

Phone:    [Telephone Number]
Email:     [Email Address]

CERTAIN REIMBURSEMENTS AND PAYMENTS

Payments (including reimbursements) addressed in this letter may be subject to 409A for international assignees who are subject to U.S. tax law. In order to ensure compliance with 409A, please note the following applicable rules:

Many of the benefits addressed in this letter are provided to you via reimbursement from Avon. For tax reasons, in many cases, Avon commits to providing you with a reimbursement as soon as administratively possible but no later than March 15th of the year following the year in which the underlying expense is incurred. However, in order for Avon to be able to reimburse you on a timely basis, you must submit the reimbursement request and the supporting documentation as soon as possible in accordance with normal expense reimbursement policy, but no later than January 31st of the year following the year in which the underlying expense is incurred. Your failure to meet this deadline may lead to Avon being unable to reimburse you by the applicable March 15th (or other applicable date), in which case you could become subject to additional taxes and penalties under 409A, and Avon will not provide additional payments to you to cover any such additional taxes and penalties.

DATA PRIVACY

During the assignment, your personal information will be collected and stored electronically in order to process salary payments, track your assignment details and generate other reports. By signing this letter, you expressly consent to the transfer of any information by Avon to related companies. If you do not wish to have your data stored in this fashion, please contact HR.

EMPLOYMENT CONSIDERATIONS

It is understood that in accepting this assignment, the terms and conditions are to be kept strictly confidential and to be the basis of your employment in the UK. It is also understood that you will continue to adhere to the spirit of Avon policies, and that Human Resources policies governing compensation and benefits as they relate to your particular case will be determined by reference to Avon-Germany’s practices rather than the UK’s practices. It is also understood that all of the items covered in this letter are subject to your continued satisfactory performance.

PERFORMANCE AND REPATRIATION

Should you terminate while abroad, either at your own or Avon's election, Avon will pay repatriation expenses for you and your household goods in accordance with policy guidelines. Expenses to your point of origin (Germany) would be paid, provided you return to that point within 30 days of termination. Of course, repatriation expenses would not be paid if you were to stay in the UK or if you were to be employed by another company.

______________________________________________________________________________

Avon Products, Inc. 1345 Avenue of the Americas, New York, NY 10105, 212-282-5000

Initial ______

John P. Higson	Page 5 of 5	9/13/2012

Upon successful completion of your assignment as SVP and President, EMEA, it is our current intent to offer you a position comparable to that position or to repatriate you to Germany. Of course, any such offer would be dependent on market conditions, Avon’s business structure and other circumstances that cannot be known at this time.

John, I believe we have covered the pertinent points of your transfer. After you have reviewed this agreement, please sign the enclosed two copies of this letter and send one to Belinda Coakes in New York. The other copy may be retained for your files. I wish you the best in your new assignment.

Sincerely,

_/s/ Sheri S. McCoy ___
Sheri S. McCoy
Chief Executive Officer

_/s/ Agnieszka Romanczuk_
Agnieszka Romanczuk
VP HR EMEA

_/s/ Scott Crum _________
Scott Crum
Senior Vice President, HR and Chief People Officer

Reviewed and agreed

_/s/ John P. Higson________    _09/19/2012_______
John P. Higson    Date

cc:	J. D’Angelo
B. Coakes
P. Conejos
L. Williams (E&Y)
D. Nicolas (WRRI)

NOTE: All costs of this assignment will be charged to cost center:

______________________________________________________________________________

Avon Products, Inc. 1345 Avenue of the Americas, New York, NY 10105, 212-282-5000

Initial ______